Exhibit 10.11

AUTOMATIC DIVIDEND REINVESTMENT PLAN

A service for the Shareholders of

ARROW FINANCIAL CORPORATION



ARROW FINANCIAL CORPORATION
AUTOMATIC DIVIDEND REINVESTMENT PLAN

     The Arrow Financial Corporation Automatic Dividend Reinvestment Plan (the "Plan") offers shareholders a convenient and economical way to acquire additional common stock of Arrow Financial Corporation ("Arrow") without payment of any brokerage commission or service charge.

     Participants in the Plan may reinvest all stock and cash dividends in the common stock of Arrow as well as make optional cash contributions for such purchases. Participation in the Plan is entirely voluntary, and you may join at any time and terminate whenever you wish.

     Arrow will administer this plan and act as agent for shareholders who participate, to the extent and subject to the limitations imposed by law, including federal securities laws, applicable to purchases and sales by a publicly held company of its own securities. Arrow will engage one or more third parties to effect purchases and sales on behalf of the Plan when required by law, and when not required by law, if Arrow deems it necessary or appropriate. Presently, Arrow is engaging the services of such a third party agent.

SHAREHOLDER BENEFITS
1. No service charge or commission on shares purchased - Arrow pays all service charges associated with the Plan as well as all brokerage commissions on shares purchased by you.

2. Full Investment of Funds - The Plan permits fractional as well as full shares to be credited to your account.

3.   Added Income - Fractional shares, like full shares, earn dividends.

4. Simplified Record Keeping - All paper work is done for your, and you receive a detailed quarterly statement.

PLAN OPERATION
     By completing and returning the enclosed authorization form, you may become a Plan participant. Arrow or its designated third party agent will then invest your dividends, any optional cash contribution, plus dividends on any shares previously acquired and held for you under the Plan, in additional shares of Arrow stock. On or about the 1st of each month, any cash received by the 25th of the previous month from optional contributions will be used to purchase shares at the then current market price to be credited to your account accordingly.

TERMINATION
     You may terminate your participation at any time by writing to American Stock Transfer and Trust Company. All dividends with a record date after receipt of your letter will be sent to you. Upon termination, certificates for full shares may be issued in your name or sold and proceeds sent to you. Fractional shares will be automatically converted to cash and the proceeds remitted to you.

PROXY VOTING
     As Arrow shareholders, participants will receive proxy materials, including a form of proxy reflecting the number of shares owned through the Plan and otherwise, in connection with any annual or special meeting of Arrow shareholders. Arrow will vote full shares held for you in accordance with your instructions subject to the terms and conditions of the Plan.

PARTICIPATION
     Holders of record may join the Plan at any time by completing an authorization form and mailing it to the address on the form. Individuals who are not shareholders of record may make their initial purchase of Arrow stock through a cash contribution of $300 or more to the Plan. Optional cash contributions of up to $10,000 quarterly may be forwarded to American Stock Transfer and Trust Company for deposit to a participant's account at any time. There is a minimum cash contribution of $50. (Checks should be made payable to American Stock Transfer and Trust Company.)

     All correspondence concerning the Plan should be direct to:

     American Stock Transfer and Trust Company
     40 Wall Street
     New York, New York 10005
     Telephone: (718) 921-8200

TERMS AND CONDITIONS
     Plan participants agree that Arrow or its designated third party agent, will reinvest all of the stock and cash dividends received on the common shares of Arrow, held by the participant, and dividends on any full or fractional shares acquired under the Plan, in addition to optional cash contributions, to the purchase of common shares of Arrow to be held in the participant's account. Such purchases may be made on any securities exchange where such shares are traded, in the over-the-counter market, of in negotiated transactions, and may be on such terms as to price, delivery and otherwise as Arrow or its designated third party agent may determine to the extent permitted by law. Optional cash contributions will be invested in Arrow stock on a monthly basis, generally on, or shortly after the first of the month. Dividends received into the Plan will be reinvested as soon as practical after receipt. However, if considered appropriate by Arrow, or its designated third party agent, such purchases may be made later and over an extended period of time to the extent permitted by law.

     Arrow or its designated third party agent, making purchases for the participants account, may hold the participant's funds with those of other shareholders of Arrow participating in the Plan pending purchase of Arrow stock. The price at which Arrow or its designated third party agent, shall be deemed to have acquired shares for the participant's account shall be the average price of all shares purchased by it, as agent for the Plan, in that investment period.

     Arrow may hold the shares of all participants together in its name or in the name of its nominee. Arrow shall have no responsibility as to the market value of Arrow common shares acquired for the participant's account. For a number of reasons, including observance of the Rules and Regulations of the Securities and Exchange Commission, purchases may be temporarily curtailed or suspended. Arrow shall not be held accountable for its inability to make purchases at such times.

     As soon as practicable after the completion of an investment on behalf of a participant, following a dividend payment, Arrow will mail to such participant a statement indicating the amount invested and the price per share, the number of shares purchased for all transactions during the quarter, total shares held in the account, and all year-to-date transactions for the account. No certificates will be issued to a participant for such shares unless so requested or until the account is terminated.

     Such requests must be made in writing and will only apply to those shares already purchased as of the date the request is received. No certificates for fractional shares will be issued.

     The reinvestment of dividends does not relieve the participant of any income tax which may be payable on such dividends.

     Termination may be made at any time by writing to American Stock Transfer and Trust Company. All dividends with a record date after receipt of such letter will be sent to the participant along with any voluntary cash payment received by Arrow but not yet invested. Arrow may terminate the account by notice in writing mailed to the participant. Upon receipt of the notice of termination from the participant, Arrow will send certificates for the full shares in the account. Upon request, Arrow will sell full shares and deliver the proceeds, less brokerage commissions.

     In every case of termination, Arrow will send the participant a check in an amount equal to the value of any fractional share equivalent based upon the then current market price of a full share. If a participant disposes of all shares registered in his/her name, Arrow may, at is option, terminate the account or determine from the participant to continue participation in the Plan.

     Shares issued by Arrow pursuant to stock dividends or stock splits on shares held by Arrow for the participant will be credited to the participant's account. In the event that Arrow make available to its shareholders rights to purchase additional common shares or any other securities, Arrow, or its designated third party agent, will sell such rights accruing to shares held by Arrow under the Plan.

     Arrow shall not be liable for any act done in good faith or for any good faith omission to act, to the extent such disclaimer or liability is permitted by federal securities law, including, without limitation, any claims of liability (1) arising out of failure to terminate the participant's account on the death of such participant prior to receipt of written notice by Arrow of such death, (2) with respect to the price or prices at which shares are purchased or sold for the participant's account, and (3) concerning the times the purchases or sales are made.

     Arrow reserves the right to amend, supplement or terminate the Plan, but such action shall have no retroactive effect that would prejudice the interest of the participant.

     Terms and conditions of this Plan shall be governed by the laws of the State of New York.

Effective 1/3/96
Mkt. 2/96